Exhibit 99.1

Corporate Communications One Market, Spear Tower Suite 2400 San Francisco, CA 94105 1-800-743-6397	NEWS

FOR IMMEDIATE RELEASE	May 3, 2006
CONTACT: PG&E Corporation

PG&E CORPORATION REPORTS FIRST QUARTER FINANCIAL PERFORMANCE

▪
Consolidated net income reported under GAAP was $0.60 per share for PG&E Corporation for the quarter ended March 31, 2006, compared with $0.54 per share in the same quarter of 2005. (All “per share” amounts are presented on a diluted basis.)

▪	Earnings from operations were $0.60 per share, up from $0.56 per share in the same quarter of 2005.
▪	Guidance for 2006 earnings from operations is reaffirmed in the $2.40-$2.50 per share range. Guidance for 2007 earnings from operations is reaffirmed at $2.65-$2.75 per share.

(San Francisco) -- PG&E Corporation’s (NYSE: PCG) consolidated net income reported in accordance with generally accepted accounting principles (GAAP) was $214 million, or $0.60 per share, in the first quarter of 2006. In the same period last year, consolidated net income was $218 million, or $0.54 per share.
On a stand-alone basis, PG&E Corporation’s Pacific Gas and Electric Company subsidiary GAAP results were $214 million for the first quarter of 2006, compared with $219 million in the same quarter of 2005.
“We are on track to deliver on our objectives for 2006,” said Peter A. Darbee, PG&E Corporation Chairman, CEO and President. “Since the beginning of the year, we’ve made good progress on our business priorities. We’ve advanced a number of initiatives to improve customer service. We’ve continued to make investments in our infrastructure and new technology. And we’ve executed long-term contracts that could lead to one of the largest single infusions of new generation in California in decades. We intend to build on

-MORE-

these efforts throughout the year to strengthen service and ensure a reliable energy future for California.”

EARNINGS FROM OPERATIONS

On a non-GAAP basis, PG&E Corporation’s earnings from operations for the first quarter were $214 million, or $0.60 per share, compared with $226 million, or $0.56 in the same quarter of 2005.
Earnings from operations exclude certain non-operating income and expenses reported in GAAP net income (see “Items Impacting Comparability” in the accompanying financial tables, which reconcile earnings from operations with consolidated net income in accordance with GAAP).

QUARTER-OVER-QUARTER COMPARISON

Earnings from operations for the first quarter of 2006 were $0.04 per share above levels for the same period in 2005. The quarter-over-quarter difference primarily reflects the effects of share repurchases, which led to fewer shares outstanding in 2006, offset by the reduction in earnings associated with the elimination of the regulatory asset established as part of the resolution of Pacific Gas and Electric Company’s Chapter 11 case, in addition to the net effects of other items (see “First Quarter 2006 vs. First Quarter 2005” in the accompanying financial tables).

EARNINGS GUIDANCE

PG&E Corporation reaffirmed its previous guidance for earnings from operations in the range of $2.40-$2.50 per share for 2006 and $2.65-$2.75 per share for 2007.
Guidance assumes that the utility earns its authorized return on equity of 11.35 percent on anticipated rate base for 2006 and 2007, and that earnings are decreased by the impact of the equity carrying cost credit associated with the Rate Reduction Bonds and Energy Recovery Bonds, and the interest expense of PG&E Corporation debt.
PG&E Corporation bases guidance on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or

-MORE-

alternative for consolidated net income presented in accordance with GAAP.

Supplemental Financial Information:

❑
In addition to the financial information accompanying this release, an expanded package of supplemental financial and operational information for the quarter will be furnished to the Securities and Exchange Commission and also will be available shortly on PG&E Corporation’s website (www.pgecorp.com).

Conference Call with the Financial Community to Discuss First Quarter Results:

❑
Today’s call at 11:30 a.m. Eastern time is open to the public on a listen-only basis via webcast. Please visit www.pgecorp.com for more information and instructions for accessing the webcast. The call will be archived on the website. Also, a toll-free replay will be accessible shortly after the live call through 9:00 p.m. EDT, on May 10, 2006, by dialing 877-690-2092. International callers may dial 402-220-0647.

This press release contains forward-looking statements regarding management’s guidance for PG&E Corporation’s 2006 and 2007 earnings per share from operations. These statements are based on current expectations and various assumptions which management believes are reasonable, including that Pacific Gas and Electric Company (Utility) earns its authorized rate of return on anticipated rate base for 2006 and 2007. These statements and assumptions are necessarily subject to various risks and uncertainties the realization or resolution of which are outside of management's control. Actual results may differ materially. Factors that could cause actual results to differ materially include:

•	Unanticipated changes in operating expenses or capital expenditures, which may affect the Utility’s ability to earn its authorized rate of return;
•	How the Utility manages its responsibility to procure electric capacity and energy for its customers;
•	The adequacy and price of natural gas supplies, and the ability of the Utility to manage and respond to the volatility of the natural gas market for its customers;
•
The operation of the Utility’s Diablo Canyon nuclear power plant, which could cause the Utility to incur potentially significant environmental costs and capital expenditures, and the extent to which the Utility is able to timely increase its spent nuclear fuel storage capacity at Diablo Canyon;

•
Whether the Utility is able to recognize the anticipated cost benefits and savings to result from its efforts to improve customer service through implementation of specific initiatives to streamline business processes and deploy new technology;

•
The outcome of proceedings pending at the Federal Energy Regulatory Commission (FERC) and the California Public Utilities Commission (CPUC), including the Utility’s 2007 General Rate Case and the CPUC’s pending investigation into the Utility’s billing and collection practices;

-MORE- Page 3 of 4

•
How the CPUC administers the capital structure, stand-alone dividend, and first priority conditions of the CPUC’s decisions permitting the establishment of holding companies for the California investor-owned electric utilities, and the outcome of the CPUC's new rulemaking proceeding concerning the relationship between the California investor-owned energy utilities and their holding companies and non-regulated affiliates;

•	The impact of the recently adopted Energy Policy Act of 2005 and future legislative or regulatory actions or policies affecting the energy industry;
•	Increased municipalization and other forms of bypass in the Utility’s service territory; and
•	Other factors discussed in PG&E Corporation's SEC reports.

###

-MORE-

PG&E Corporation
Condensed Consolidated Statements of Income
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Operating Revenues
Electric	$1,863	$1,660
Natural gas	1,285	1,009
Total operating revenues	3,148	2,669
Operating Expenses
Cost of electricity	530	396
Cost of natural gas	873	620
Operating and maintenance	862	767
Depreciation, amortization and decommissioning	414	385
Total operating expenses	2,679	2,168
Operating Income	469	501
Interest income	23	21
Interest expense	(154)	(161)
Other expense, net	-	(1)
Income Before Income Taxes	338	360
Income tax provision	124	142
Net Income	$214	$218
Weighted Average Common Shares Outstanding, Basic	344	388
Net Earnings Per Common Share, Basic	$0.61	$0.55
Net Earnings Per Common Share, Diluted	$0.60	$0.54
Dividends Declared Per Common Share	$0.33	$0.30

Source: PG&E Corporation’s and Pacific Gas and Electric Company’s Condensed Consolidated Financial Statements and Notes thereto included in PG&E Corporation’s and Pacific Gas and Electric Company's combined Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

Reconciliation of PG&E Corporation’s Earnings from Operations to Consolidated Net Income in Accordance with Generally Accepted Accounting Principles (GAAP)
First Quarter 2006 vs. First Quarter 2005
(in millions, except per share amounts)

	Three months ended March 31,
	Earnings (Loss)		Earnings (Loss) per Common Share (Diluted)
	2006	2005	2006	2005
PG&E Corporation Earnings from Operations [1]	$214	$226	$0.60	$0.56
Items Impacting Comparability [2]
Energy Crisis / Chapter 11 Interest Costs [3]	-	(8)	-	(0.02)
Total	-	(8)	-	(0.02)
PG&E Corporation Earnings on a GAAP Basis	$214	$218	$0.60	$0.54

[1]	Earnings from operations exclude items impacting comparability.
[2]	Items impacting comparability reconcile earnings from operations with consolidated net income as reported in accordance with GAAP.
[3]
The net effect of incremental interest costs of $8 million ($0.02 per common share), after-tax, related to remaining generator disputed claims in the Utility’s Chapter 11 proceeding, which are subject to resolution by the bankruptcy court.

Reconciliation of Pacific Gas and Electric Company’s Earnings from Operations to Consolidated Net Income in Accordance with GAAP
First Quarter 2006 vs. First Quarter 2005
(in millions)

	Three months ended March 31,
	Earnings (Loss)
	2006	2005

Pacific Gas and Electric Company Earnings from Operations [1]	$214	$227
Items Impacting Comparability [2]
Energy Crisis / Chapter 11 Interest Costs [3]	-	(8)
Total	-	(8)
Pacific Gas and Electric Company Earnings on a GAAP Basis	$214	$219

[1]	Earnings from operations exclude items impacting comparability.
[2]	Items impacting comparability reconcile earnings from operations with consolidated net income as reported in accordance with GAAP.
[3]
The net effect of incremental interest costs of $8 million, after-tax, related to remaining generator disputed claims in the Utility’s Chapter 11 proceeding, which are subject to resolution by the bankruptcy court.

PG&E Corporation 2006 Earnings per Common Share (EPS) Guidance

	Low	High
EPS Guidance on an Earnings from Operations Basis	$2.40	$2.50

Estimated Items Impacting Comparability	$0.00	$0.00

EPS Guidance on a GAAP Basis	$2.40	$2.50

PG&E Corporation 2007 Earnings per Common Share (EPS) Guidance

	Low	High
EPS Guidance on an Earnings from Operations Basis	$2.65	$2.75

Estimated Items Impacting Comparability	$0.00	$0.00

EPS Guidance on a GAAP Basis	$2.65	$2.75

Pacific Gas and Electric Company - Agreements Executed Pursuant to Request for Offers (RFO) for Long Term Generation Resources (1)

Counterparty/Facility	Size (MW)	Contract Type (2) (3) (4)	Operational Date	Plant Type	Term

Long-Term Need:
Calpine Hayward	601	PPA	2010	Combined cycle	10
EIF Firebaugh	399	PPA	2009	Combustion turbine	20
EIF Fresno	196	PPA	2009	Combustion turbine	20
Starwood Firebaugh	118	PPA	2009	Combustion turbine	15
Tierra Energy Hayward	116	PPA	2009	Reciprocating engine	20
E&L Westcoast Colusa	657	Utility-owned (PSA)	2010	Combined cycle	life of asset
Total Long-Term Need	2,087

Humboldt:
Wartsila Humboldt	163	Utility-owned (EPC)	2009	Reciprocating engine	life of asset

Total	2,250

[1]
On April 11, 2006, Pacific Gas and Electric Company filed an application with the CPUC seeking approval of these agreements. Other than requirements to use their best efforts to obtain CPUC approval, the parties’ material obligations under these agreements are conditioned upon CPUC approval of the agreements and applicable ratemaking mechanisms. As described in note 2 below, additional conditions must be satisfied for the Calpine Hayward project to proceed.

[2]
Under a power purchase agreement (PPA) the Utility is responsible for arranging for gas transportation and supplying gas to the generation facility, and is entitled to receive all capacity, energy, and other products generated by the facility. Under a PPA, development, construction, and operation are all performed by a third party. The agreement related to the Calpine Hayward project is a letter of intent to execute a PPA. The execution of the PPA is subject to certain financial conditions, including that the associated Calpine entity emerge from bankruptcy or transfer the project site to a bankruptcy remote entity. If these conditions are not satisfied by October 2006, the letter of intent will terminate.

[3]
A purchase and sale agreement (PSA) provides for a turnkey acquisition by the Utility of a fully operational, fully permitted generation facility that has been developed, constructed, commissioned, and successfully tested by the seller. Under a PSA, development and construction are performed by a third party. The Utility would own and operate the facility upon closing.

[4]
A turnkey engineering, procurement, and construction (EPC) agreement permits the Utility either to acquire fully or partially developed projects with rights to permits and site control, or to perform the development activities itself and then engage a contractor to complete the engineering and construction of the facility. The Utility currently owns the site on which the facility will be located and will fund all costs related to the development and construction of the facility.